UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   S-C V-Tel Investments, L.P.
   888 Seventh Avenue, 30th Floor
   New York, NY  10106
2. Date of Event Requiring Statement (Month/Day/Year)
   October 16, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value per share     |2,547,406(1)          |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Reflects the number of shares of common stock of which the Reporting Person may be deemed the beneficial owner prior to a 3-for-2 reverse stock split, which will be effected prior to the completion of the Issuer's initial public offering.
(2) Signed by Purnendu Chatterjee, the sole director of S-C Rig Co., on behalf of S-C Rig Co., in its capacity as the sole general partner of
       S-C V-Tel  Investments, L.P.

                                    JOINT FILING INFORMATION
Name:                                      Purnendu Chatterjee
Address:                                 888 Seventh Avenue, 30th Floor
                                                New York, New York  10106

Designated Filers:                     S-C V-Tel Investments, L.P.
Issuer and Symbol:                 Viatel, Inc. ("VYTL")
Date of Event
Requiring Statement:              October 16, 1996
Other:                                       Purnendu Chatterjee is the sole
shareholder of S-C Rig Co., which is the sole general partner of S-C V-Tel
                                                 Investments, L.P.  The filing
of this statement shall not be deemed an admission that Purnendu Chatterjee is, for purposes of Section 16 of the
Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner  of any securities not
owned directly by him.
                                                 Signature: /s/ Peter Hurwitz
                                                                  Purnendu
Chatterjee
                                                                  By:  Peter
Hurwitz

Attorney-in-Fact
Name:                                         S-C Rig Co.
Address:                                    888 Seventh Avenue, 30th Floor
                                                   New York, New York  10106
Designated Filers:                      S-C V-Tel Investments, L.P.
Issuer and Symbol:                   Viatel, Inc.  ("VYTL")
Date of Event
Requiring Statement:                  October 16, 1996
Other:                                         S-C Rig Co. is the sole general
partner of S-C V-Tel Investments, L.P.  The filing of this statement shall not be
                                                   deemed  an admission that
S-C Rig Co. is, for purposes of Section 16 of the Securities Exchange Act of
                                                   1934, as  amended, or
otherwise, the beneficial owner of any securities not owned directly by it.
                                                     S-C RIG CO.
                                                     Signature: /s/ Peter
Hurwitz
                                                                      Purnendu
Chatterjee,
                                                                         Sole
Director
                                                                      By:
Peter Hurwitz

Attorney-In-Fact
SIGNATURE OF REPORTING PERSON
Purnendu Chatterjee, By Peter Hurwitz, Attorney-in-Fact(2)
DATE
October 16, 1996